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       As filed with the Securities and Exchange Commission on June 8, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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
Name:                                                THE AMERICAN SEPARATE ACCOUNT 5

Address of Principal Business Office (No. and Street, City, State and Zip Code):

                                                     435 Hudson Street, Second Floor
                                                     New York, New York  10014

Telephone Number (including area code):              (800) 853-1969

Name and address of agent for service of process:    John R. McGeeney, Esq., General Counsel
                                                     Craig A. Hawley, Esq., Secretary
                                                     The American Life Insurance Company of New York
                                                     300 Distillery Commons, Suite 300
                                                     Louisville, Kentucky  40206
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  [X]   NO   [  ]

     Pursuant to the requirements of the Investment Company Act of 1940, The American Life Insurance Company of New York, the sponsor of the Registrant, has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Louisville and the State of Kentucky on the 6th day of June, 2001.

                                           THE AMERICAN SEPARATE ACCOUNT 5

                                           By:  THE AMERICAN LIFE INSURANCE
                                                COMPANY OF NEW YORK


                                           By:  /s/ John R. McGeeney, Esq.
                                                --------------------------
                                                John R. McGeeney, Esq.
                                                General Counsel

Attest:

         /s/ Craig A. Hawley
         -------------------
Name:    Craig A. Hawley
Title:   Secretary